UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):

December 19, 2013

Bank of Commerce Holdings

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-25135	94-2823865
(Commission File Number)	IRS Employer Identification No.

1901 Churn Creek Road

Redding, California 96002

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (530) 722-3939

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 19, 2013, the board of directors of Bank of Commerce Holdings (the “Company”) and its bank subsidiary, Redding Bank of Commerce (the “Bank”) adopted a Directors Deferred Compensation Plan (the “2013 Plan”) to replace the Directors Deferred Compensation Plan dated January 1, 1993 as amended April 1, 2009 (the “1993 Plan”). The New Plan allows the eligible director to voluntarily elect to defer some or all of his or her current fees in exchange for the Company’s promise to pay a deferred benefit. The deferred fees are credited with interest under the plan and the accrued liability is paid to the director at retirement. The interest rate is equal to the Bloomberg 20-year Investment Grade Financial Institutions Index (IGFII) rate (or a similar reference rate selected by Bank if that rate is not published) in effect on the Interest Accrual Date, plus two percent (2%). The plan is only available to independent directors and, as a nonqualified deferred compensation plan, is not subject to nondiscrimination requirements applicable to qualified plans. No deferred compensation is payable to a director until the death, disability, unforeseeable emergency or separation from service, whereupon all such compensation, together with interest thereon shall be provided to such director, or his beneficiary within thirty (30) days. The director may designate payments to be made in a lump sum or in monthly installments. Although deferrals under the 1993 Plan will cease the 1993 Plan will remain in effect for all amounts previously deferred thereunder.

Item 9.01 - Financial Statements and Exhibits

(a) Financial statements - not applicable.

(b) Pro forma financial information - not applicable.

(c) Shell company transactions - not applicable.

(d) Exhibits – not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 20, 2013

/s/ Samuel D. Jimenez
By: Samuel D. Jimenez
Executive Vice President – Chief Operating Officer and Chief Financial Officer